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                                  EXHIBIT  11

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                       ( In thousands except share data )


                                          YEAR  ENDED  AUGUST  31,
                                          -------------------------------------------------------
                                                1996                1995               1994
                                          ----------------    ---------------     ---------------
  Net earnings                              $     46,024      $      38,208       $        26,170

  Weighted average number
       of shares outstanding                  15,106,882         14,895,475            14,649,810

  Dilutive effect of stock option and
       purchase plans, after application
       of treasury stock method                  199,531            255,597               306,669

  Adjustment for December 1993
       four-for-three stock split


  Shares used in calculating primary
       net earnings per share                  15,306,413        15,151,072            14,956,479

                                            -------------     -------------       ---------------
  Net earnings per share                            $3.01             $2.52                 $1.75
                                            =============     =============       ===============



 *Fully diluted earnings per share are identical to primary earnings per share.